Exhibit 99.1

NEWS RELEASE

GRAY NAMES STERLING SPAINHOUR TO ITS BOARD OF DIRECTORS

Atlanta, Georgia – February 25, 2021. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced that its Board of Directors unanimously voted to expand the Board by one seat and elected Sterling A. Spainhour, Jr. as an independent Director to fill that position, effective at the close of business today. Like all Directors, Mr. Spainhour’s term will run through our next Annual Meeting.

Mr. Spainhour is Senior Vice President, General Counsel and Corporate Secretary, and chief compliance officer, for Georgia Power, where he oversees Georgia Power’s corporate governance, corporate compliance, risk management, security and legal services functions, and serves on the company’s management council. Prior to his current role, he initially joined Southern Company in 2016, where he led the legal organization that supports all of Southern Company’s operating subsidiaries, and where he continues to oversee the corporate, energy regulation and technology functions for Southern Company Services.

Before moving into the private sector, Mr. Spainhour was a partner at the international law firm Jones Day, where he spent over 20 years advising top tier companies on complex corporate governance matters and mergers and acquisitions. He also had previously served as senior counsel for CNN, where he was responsible for advising the news network’s internet divisions on a full range of legal matters. Mr. Spainhour has been active in the Atlanta civic and business communities and is a graduate of the University of North Carolina-Chapel Hill and the Duke University School of Law and Fuqua School of Business.

Gray’s Executive Chairman and CEO Hilton H. Howell, Jr., said “I am thrilled to welcome Sterling to Gray’s Board. He brings a wealth of legal, governance and business experience, having worked closely with a broad array of leading companies across many industries, including in the media and broadcasting space, and I know he will make valuable contributions to our Board. In Sterling’s current position, he helps Georgia Power serve its local customers and support local communities – which is at the essence of what Gray does as well. I am so appreciative that our Nominating and Corporate Governance Committee, after considering a number of candidates, unanimously decided upon and recommended Sterling, and I look forward to working with him.”

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

About Gray Television:

Gray Television is a television broadcast company headquartered in Atlanta, Georgia. It is the largest owner of top-rated local television stations and digital assets in the country. Gray currently owns and/or operates television stations and leading digital properties in 94 television markets that collectively reach approximately 24% of U.S. television households. During 2020, our stations were ranked first in 70 markets, and ranked first and/or second in 86 markets, as calculated by Comscore, Inc.’s audience measurement service. We also own video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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